EXHIBIT 99.1


                       [LOGO OF FIDELITY FEDERAL BANCORP]


Contacts:          Donald R. Neel, President and CEO  (812) 429-0550, ext. 3301
                   Mark A. Isaac, VP and CFO          (812) 429-0550, ext. 3319

For Immediate Release:                                October 12, 2004

               FIDELITY FEDERAL BANCORP REPORTS INCREASED EARNINGS

(Evansville, IN) Fidelity Federal Bancorp (the "Company") (NASDAQ: FFED), the holding company of United Fidelity Bank, fsb (the "Bank"), reported net income for the quarter ended September 30, 2004 of $121,000 or $0.01 per share on a basic and diluted basis. The results are compared to net income of $26,000 or $0.00 per share on a basic and diluted basis for the quarter ended September 30, 2003. For the year-to-date period ended September 30, 2004, the Company reported net income of $296,000, or $0.03 on a basic and diluted basis compared to net income of $184,000 or $0.02 for the year-to-date period last year.

Net interest income for the Company increased by $408,000 or 52.1% during the third quarter of 2004, compared to the third quarter last year. For the year-to-date, net interest income increased by $1.5 million or 80.4% compared to the same year-to-date period in 2003. The Company's net interest margin for the third quarter of 2004 was 2.60%, compared to 2.31% for the third quarter of 2003. For the year-to-date period ended September 30, 2004, net interest margin was 2.52% compared to 1.97% for the same year-to-date period last year.

Capital ratios at the Bank remain well above regulatory "well-capitalized" minimums. Risk-based capital at September 30, 2004 was 13.22%, compared to 14.01% at September 30, 2003. The decrease was primarily due to an increase in loans and investments. The Bank's ratio of core capital to assets was 6.86% at September 30, 2004 compared to 7.45% at September 30, 2003. The Bank's Tier 1 risk-based capital to assets was 9.42% at September 30, 2004, compared to 9.16% at September 30, 2003.

Non-interest expense also decreased 8.4% to $1.5 million for the third quarter of 2004 compared to $1.7 million for the third quarter of 2003. For the year-to-date period, non-interest expense decreased 7.3% to $4.7 million in 2004 compared to $5.1 million in 2003. The decrease from last year is primarily due to a reduction in human resource costs and a reduction in corporate insurance rates.

Total classified assets decreased by 45.0% to $1.1 million at September 30, 2004 compared to $2.0 million at September 30, 2003. The allowance for loan loss and valuation allowance for letters of credit to total loans and letters of credit at September 30, 2004 and 2003 was 0.79% and 0.87%, respectively. The decrease was primarily due to the elimination of required reserves for problem assets that were either paid off or sold. Non-performing assets as a percentage of total assets was 0.52% at September 30, 2004 compared to 1.33% at September 30, 2003.








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Non-interest income decreased 36.7% to $579,000 for the third quarter of 2004 compared to $914,000 for the third quarter of 2003. This decrease was primarily due to a decrease in gains on sales of foreclosed assets, a decrease in mortgage loan volume, and last year's increase in the estimated value of mortgage-servicing assets. Non-interest income for the year-to-date decreased 40.1% to $1.9 million compared to $3.2 million for the same period in 2003.

For the third quarter of 2004, return on average assets and average equity were 0.24% and 3.07%, respectively, compared to 0.07% and 0.72% for the third quarter of 2003. Return on average equity was 2.65% for the year-to-date ended September 30, 2004, compared to 1.97% for the year-to-date period ended September 30, 2003. Return on average assets for the year-to-date period ended September 30, 2004 was 0.20% compared to 0.17% for the same year-to-date period last year.

President and CEO Donald R. Neel noted, "Third quarter 2004 results reflect continued improvements in net interest income and asset quality. These improvements were partially offset by a decline in non-interest income from non-recurring events which occurred last year but did not repeat this year, such as gains on sale of foreclosed assets." Neel further noted, "The Bank continued to benefit from a reduced cost of funds due to the maturity of higher-rate certificates of deposit in the third quarter, which had a positive impact on margins." Neel also stated, "Despite recent increases in interest rates, mortgage lending activity remained relatively stable during the third quarter, while commercial lending activities increased."

This news release contains forward-looking statements that are based upon the Company's current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to vary materially are economic conditions generally and in the market areas of the Company and the Bank, overall loan demand, increased competition in the financial services industry which could negatively impact the Company's ability to increase total earning assets, retention of key personnel, and the impact of the Bank's Supervisory Agreement with the Office of Thrift Supervision. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, the Bank's borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.

The Company is a unitary savings and loan holding company based in Evansville, Indiana. Its savings bank subsidiary, United Fidelity Bank, fsb, maintains five locations, four in Evansville and one in Warrick County. The Company's stock, which is quoted on NASDAQ under the symbol FFED, most recently traded at $1.53.


Information on FFED is available on the Internet at http://www.unitedfidelity.com


                                    -- END --

                       [LOGO OF FIDELITY FEDERAL BANCORP]


                              FINANCIAL HIGHLIGHTS
             (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                                   THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                      SEPTEMBER 30,                   SEPTEMBER 30,
                                                                       (Unaudited)                     (Unaudited)
OPERATIONS:                                                       2004            2003            2004            2003
------------------------------------
Interest income                                              $      2,189    $      1,616    $      6,280    $      4,814
Interest expense                                                      998             833           2,956           2,971
                                                             ------------    ------------    ------------    ------------
Net interest income                                                 1,191             783           3,324           1,843
Provision for loan losses                                             134              99             343             (23)
Non-interest income                                                   579             914           1,940           3,238
Non-interest expense                                                1,523           1,662           4,712           5,081
                                                             ------------    ------------    ------------    ------------
Income before income tax                                              113             (64)            209              23
Income taxes                                                           (8)            (90)            (87)           (161)
                                                             ------------    ------------    ------------    ------------
  Net income                                                 $        121    $         26    $        296    $        184
                                                             ============    ============    ============    ============

PER SHARE:
------------------------------------
Basic net income                                             $       0.01    $       0.00    $       0.03    $       0.02
Diluted net income                                                   0.01            0.00            0.03            0.02
Book value at period end                                             1.47            1.39
Market price (bid) at period end                                     1.46            1.54
Average common and common
  equivalent shares outstanding                                11,000,089       9,618,658      10,322,140       8,700,710

AVERAGE BALANCES:
------------------------------------
Total assets                                                 $    200,148    $    152,369    $    194,108    $    143,746
Total earning assets                                              182,409         134,474         176,288         125,019
Total loans (including held for sale)                             115,073          84,924         110,569          77,123
Total deposits                                                    127,151         111,642         127,199         109,309
Total stockholders' equity                                         15,608          13,984          14,913          12,443
FHLB advances                                                      39,921          19,773          37,172          11,993
Borrowings                                                         15,868           4,911          12,729           7,683

PERFORMANCE RATIOS:
------------------------------------
Return on average assets                                             0.24%           0.07%           0.20%           0.17%
Return on average equity                                             3.07%           0.72%           2.65%           1.97%
Net interest margin                                                  2.60%           2.31%           2.52%           1.97%

LOAN QUALITY RATIOS:
------------------------------------
Net charge-offs to average loans and letters of credit               0.13%           0.07%           0.28%           0.06%
Allowance for loan and letter of credit losses to total
  loans and letters of credit at end of period                       0.79%           0.87%
Non-performing loans to total loans                                  0.84%           2.03%
Non-performing assets to total assets                                0.52%           1.33%

SAVINGS BANK CAPITAL RATIOS:
------------------------------------
Core capital to assets at end of period                              6.86%           7.45%
Risk-based capital ratios:
  Tier 1 capital                                                     9.42%           9.16%
  Total capital                                                     13.22%          14.01%

AT PERIOD END:
------------------------------------
Total assets                                                   $  201,842      $  156,894
Total earning assets                                              185,486         139,614
Total loans (including held for sale)                             117,885          92,840
Total deposits                                                    131,615         116,154
Total stockholders' equity                                         16,171          13,405
FHLB Advances                                                      36,000          17,000
Borrowings                                                         16,317           8,302
Common shares outstanding                                      10,999,871       9,618,658